   As filed with the Securities and Exchange Commission on February 3, 1997

                                                      Registration No. 333-
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                           APOGEE ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

            Minnesota                                   41-0919654
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                           7900 Xerxes Avenue South
                                  Suite 1800
                         Minneapolis, Minnesota  55431
                                (612) 835-1874
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Terry L. Hall                        Robert A. Rosenbaum, Esq.
     Chief Financial Officer                      Dorsey & Whitney LLP
     Apogee Enterprises, Inc.                    Pillsbury Center South
            Suite 1800                           220 South Sixth Street
   Minneapolis, Minnesota 55431               Minneapolis, Minnesota 55402
          (612) 835-1874                             (612) 340-5681

               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================================
                                               Proposed          Proposed
          Title of Each         Amount         Maximum            Maximum         Amount of
       Class of Securities      to be       Offering Price       Aggregate       Registration
        to be Registered      Registered      Per Share*      Offering Price*        Fee
------------------------------------------------------------------------------------------------
          Common Stock
      ($.33-1/3 par value)     215,121          $37.25          $8,013,257.25       $2,429

================================================================================================

     * Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on January 29, 1997, as reported on the NASDAQ National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997

PROSPECTUS

                           APOGEE ENTERPRISES, INC.
                               _________________

                                215,121 SHARES
                                      OF
                                 COMMON STOCK
                             ($.33-1/3 PAR VALUE)
                               _________________

     This Prospectus relates to an aggregate of 215,121 shares (the "Shares") of Common Stock, par value $.33-1/3 per share (the "Common Stock"), of Apogee Enterprises, Inc., a Minnesota corporation ("Apogee" or the "Company"), that may be sold from time to time by The Gene R. Cohen Revocable Trust (the "Selling Shareholder"). See "Selling Shareholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     On January 13, 1997, the Company declared a stock split in the form of a 100% Common Stock dividend (the "Stock Split Dividend") payable February 14, 1997 to holders of record on January 28, 1997. Pursuant to the Securities Act of 1933, as amended, this Prospectus will be deemed to cover the additional 215,121 shares of Common Stock of the Company payable in respect of the Shares pursuant to the Stock Split Dividend.

     Any or all of the Shares may be offered from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the NASDAQ National Market under the symbol "APOG." On January 31, 1997, the closing price of the Common Stock on the NASDAQ National Market was $37.75 per share.

                               _________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _________________


     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is February 3, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Annual Report on Form 10-K for the year ended March 2, 1996;

     (b) the Quarterly Report on Form 10-Q for the quarter ended June 1, 1996;

     (c) the Quarterly Report on Form 10-Q for the quarter ended
         August 31, 1996;

     (d) the Quarterly Report on Form 10-Q for the quarter ended
         November 30, 1996;

     (e) the Current Report on Form 8-K dated October 31, 1996;

     (f) the Current Report on Form 8-K dated January 13, 1997; and

     (g) the description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Company, 7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431-1159, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (612) 835-1874.

                           APOGEE ENTERPRISES, INC.

GENERAL

     Apogee Enterprises, Inc. is a holding company primarily engaged, through its operating subsidiaries, in the fabrication, distribution and installation of value-added glass products and window and curtainwall systems. Almost two-thirds of the Company's revenues are generated from the nonresidential construction market, with the other one-third coming from operations serving the auto glass market. Three business segments comprise Apogee's operations: Building Products & Services (BPS) serves certain sectors of the commercial and institutional, detention and security building markets, Glass Technologies (GT) serves the construction and imaging and display markets, and Automotive Glass (AG) serves the automotive glass repair and replacement market.

Building Products & Services

     The Company's Building Products & Services segment operates principally in the design, engineering and installation of custom and standard curtainwall and window systems for commercial and institutional, as well as specialized and detention and security, building products and services. BPS's operating units include detention and security companies, full service glazing units, a global new construction curtainwall contractor and metal fabricating and finishing businesses.

Glass Technologies

     The businesses of the Glass Technologies segment add value to ordinary glass through fabrication of complex coated glass products which provide strength, energy efficiency in high-rise structures and optical clarity for mirrors, glare filter screens and picture frame glass. The operating units in this segment include the Viracon architectural glass unit, the Tru Vue picture framing glass unit and the two coating units, Marcon Coatings (Marcon) and Viratec Thin Films (Viratec).

     Viracon fabricates finished glass products and provides glass coating services, primarily under the "Viracon" and "Marcon Coatings" names. These operating units purchase flat, unprocessed glass in bulk quantities from which a variety of glass products are fabricated, including insulating, tempered and laminated architectural glass, security glass and laminated industrial glass.

Automotive Glass

     The Automotive Glass segment is engaged in the automotive replacement glass business through the Harmon Glass service centers (retail), Glass Depot wholesale distribution centers (wholesale) and Curvlite fabrication center.

     The Company was incorporated under the laws of the State of Minnesota in 1949. The Company's principal offices are located at 7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431-1159 and its telephone number at that address is (612) 835-1874. For further information concerning the Company, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENTS

     On January 3, 1997, the Company, through its wholly owned subsidiary, Harmon Glass Company, completed the acquisition of American Management Group ("AMG") for $9.1 million of Apogee Common Stock. AMG, which does business under the name Portland Glass, is based in Portland, Maine and operates 46 retail auto glass shops in Maine, Massachusetts, New York, New Hampshire and Vermont.

     On January 13, 1997, the Company announced a stock split in the form of a 100% Common Stock dividend payable February 14, 1997 to holders of record on January 28, 1997 (the "Stock Split Dividend").

                                USE OF PROCEEDS

     The Shares will be offered and sold by the Selling Shareholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including the first $10,000 of legal fees of the Selling Shareholder.

                              SELLING SHAREHOLDER

     The maximum number of Shares that may be sold by the Selling Shareholder pursuant to this Prospectus is 215,121. Such number will be adjusted by an additional 215,121 shares of Common Stock of the Company payable to the Selling Shareholder in respect of the Shares pursuant to the Stock Split Dividend. The Selling Shareholder beneficially owned no other shares of the Company's Common Stock as of February 3, 1997.

     The Selling Shareholder is the sole former shareholder of AMG. The Selling Shareholder acquired the Shares in connection with Apogee's acquisition of AMG on January 3, 1997. Pursuant to the AMG acquisition, Apogee acquired all of the issued and outstanding shares of common stock of AMG in exchange for the Shares.

                             PLAN OF DISTRIBUTION

     The Selling Shareholder may offer and sell the Shares from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder.

     The Selling Shareholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

     The consolidated financial statements as of March 2, 1996 and February 25, 1995 and for each of the years in the three-year period ended March 2, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

--------------------------------------------------------------------------------

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information......................................................   2
Incorporation of Certain Documents By Reference............................   2
Apogee Enterprises, Inc....................................................   3
Use of Proceeds............................................................   4
Selling Shareholder........................................................   4
Plan of Distribution.......................................................   4
Experts....................................................................   4
Legal Matters..............................................................   4

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                215,121 Shares



                           APOGEE ENTERPRISES, INC.



                                 Common Stock



                                 _____________

                                  PROSPECTUS
                                 _____________





                               February 3, 1997

--------------------------------------------------------------------------------

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee................  $2,429
          Accounting Fees and Expenses........   1,000
          Legal Fees and Expenses.............   2,500
          Miscellaneous.......................   1,571
                                                ------
            Total.............................  $7,500
                                                ======

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company is subject to Minnesota Statutes, Chapter 302A. Section 302A.51, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect o an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts of omissions of such person complained of in the proceedings, such person (1) has not been indemnified therefore by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceedings, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organization.

     The Company has a Directors' and Officers' Liability Insurance Policy with coverage of $20 million, subject to various deductibles and exclusions from coverage. There is no coverage for liabilities arising in connection with the filing of a Registration Statement by the Company under the Securities Act of 1933 or under any underwriting agreement entered into in connection with the public offering of securities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  LIST OF EXHIBITS

           5    Opinion of Dorsey & Whitney LLP regarding legality.

          23.1  Consent of KPMG Peat Marwick LLP.

          23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

          24    Power of Attorney.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 3, 1997.

                                           APOGEE ENTERPRISES, INC.


                                      By    /s/ Donald W. Goldfus
                                           -------------------------------------
                                           Donald W. Goldfus
                                           Chairman of the Board of Directors,
                                           Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


By  /s/ Donald W. Goldfus                         Dated:  February 3, 1997
    ------------------------------------------
    Donald W. Goldfus
    Chairman of the Board of Directors,
    Chief Executive Officer and President


By  /s/ Terry L. Hall                             Dated:  February 3, 1997
    ------------------------------------------
    Terry L. Hall
    Vice President and Chief Financial Officer


By  /s/ Percy C. Tomlinson, Jr.                   Dated:  February 3, 1997
    ------------------------------------------
    Percy C. Tomlinson, Jr.
    Treasurer and Secretary


By  /s/ Anthony L. Andersen                       Dated:  February 3, 1997
    ------------------------------------------
    Anthony L. Andersen
    Director


By  /s/ Paul B. Burke                             Dated:  February 3, 1997
    ------------------------------------------
    Paul B. Burke
    Director


By  /s/ Barbara B. Grogan                         Dated:  February 3, 1997
    ------------------------------------------
    Barbara B. Grogan
    Director


By  /s/ Harry A. Hammerly                         Dated:  February 3, 1997
    ------------------------------------------
    Harry A. Hammerly
    Director

By  /s/ James L. Martineau                        Dated:  February 3, 1997
    ------------------------------------------
    James L. Martineau
    Executive Vice President and Director


By  /s/ Stephen C. Mitchell                       Dated:  February 3, 1997
    ------------------------------------------
    Stephen C. Mitchell
    Director


By  /s/ Laurence J. Niederhofer                   Dated:  February 3, 1997
    ------------------------------------------
    Laurence J. Niederhofer
    Director


By  /s/ D. Eugene Nugent                          Dated:  February 3, 1997
    ------------------------------------------
    D. Eugene Nugent
    Director

                                 EXHIBIT INDEX



Exhibit No.                       Description
-----------                       -----------

   5         Opinion of Dorsey & Whitney LLP regarding legality

23.1         Consent of KPMG Peat Marwick LLP

23.2         Consent of Dorsey & Whitney LLP (included in Exhibit 5)

  24         Power of Attorney